Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Flag Financial Corporation on Form S-8, effective April 25, 1994, as amended by Amendment No. 1 thereto, effective July 25, 2000 (File No. 33-78230), the Registration Statement of Flag Financial Corporation on Form S-8, effective December 16, 2004 (File No. 333-121345), the Registration Statement of Flag Financial Corporation on Form S-3 (File No. 333-59497) and the Registration Statement of Flag Financial Corporation on Form S-3 (File No. 333-121246) of our report dated February 24, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting, which is included in this Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia
March 16, 2005